FOR IMMEDIATE RELEASE




Contact: H. Bartlett Brown
         (201) 635-9637


                         PETRIE STORES LIQUIDATING TRUST
                        APPROVES LIQUIDATING DISTRIBUTION

          Rutherford, New Jersey, January 9, 2004---Petrie Stores Liquidating Trust (OTC Bulletin Board: PSTLS) announced today that it will make a distribution of an aggregate of $20,940,095 in cash on January 30, 2004 to its unit holders. In the distribution, holders of units of beneficial interest of the Liquidating Trust will receive $0.40 in cash for every unit of beneficial interest of the Liquidating Trust held of record as of the close of business on January 20, 2004. Following the distribution, the Liquidating Trust will hold approximately $44 million in cash and cash equivalents. In connection with the distribution, the Liquidating Trust and Toys "R" Us, Inc. agreed to terminate the Liquidating Trust's obligation to provide notice to Toys "R" Us (and an opportunity for Toys "R" Us to object) prior to making any additional distributions. The trustees of the Liquidating Trust will consider additional distributions to unit holders when the status of the Liquidating Trust's remaining contingent liabilities is further clarified.



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